Exhibit 10(b)

FIRST AMENDMENT
TO
THE EMPIRE DISTRICT ELECTRIC COMPANY
1996 STOCK INCENTIVE PLAN

The Empire District Electric Company 1996 Stock Incentive Plan is hereby amended in the following respects:

1.             Section 18 is amended by adding the following sentence at the end thereof:

“Anything in the Plan to the contrary notwithstanding, no adjustment shall be made pursuant to this Section 18 that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code.”

2.             A new Section 25 is added to read in its entirety as follows:

“25.  Code Section 409A Compliance

                It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent.  The Plan and any Awards issued thereunder may be amended in any respect deemed by the Committee to be necessary to preserve compliance with Section 409A of the Code.  The Committee’s authority under the Plan shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.”